                                                                                                                                                    Exhibit 99.1

Parent of CFBank, NA

PRESS RELEASE
FOR IMMEDIATE RELEASE:	February 7, 2022
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.318.4660
Email: timodell@cfbankmail.com

CF BANKSHARES INC. ANNOUNCES NET INCOME OF $4.5 MILLION OR $0.68 PER SHARE FOR THE 4TH QUARTER AND FULL YEAR 2021 NET INCOME OF $18.5 MILLION OR $2.77 PER SHARE.

Columbus, Ohio – February 7, 2022 – CF Bankshares Inc. (NASDAQ: CFBK) (the “Company”), the parent of CFBank, today announced financial results for Q4 and the year ended December 31, 2021.

Q4 and Full Year 2021 Highlights

•	Net Income of $4.5 million for Q4 and $18.5 million for the full year, and Earnings Per Share (EPS) of $0.68 for Q4 and $2.77 for the full year.
•	Return on Average Assets (ROA) and Return on Average Equity (ROE) were 1.29% and 14.50%, respectively, for Q4. For 2021, ROA was 1.26% and ROE was 15.58%.
•	Book value per share increased to $19.28 at December 31, 2021.
•	Net Interest Margin (NIM) for Q4 was 3.36% compared to 3.21% in the preceding quarter and 2.48% in Q4 of 2020. Full Year 2021 NIM was 3.04% compared to 2.55% for 2020.
•	Net Interest Income (NII) of $11.0 million for the quarter represents a 33% increase as compared to Q4 of 2020.
•	Net loans and leases grew by $90.4 million during the quarter.
•	Credit quality remains strong with non-performing assets as a percentage of total assets of 0.07% and loans more than 30 days past due at 0.29% of total loans at December 31, 2021.
•	ALLL reserves of $15.5 million equals 1.26% of total loans and 1.27% of total non-government guaranteed loans at December 31, 2021.

Recent Developments

•	On January 10, 2022, the Company’s Board of Directors declared a Cash Dividend of $0.04 per share payable to shareholders on February 1, 2022.
•

Subsequent to year end, two classified loans paid off in full, further reducing the criticized and classified loan totals to approximately $4.2 million, down from $6.1 million at December 31, 2021 and $13.5 million at September 30, 2021.

•

In January 2022, CFBank added Chad Owens to continue building and expanding its Equipment Leasing Business, targeting a regional six state market of Ohio along with contiguous states. Chad is a proven business developer experienced in Equipment Financing.

CEO and Board Chair Commentary

Timothy T. O’Dell, President and CEO, commented, “Our CFBank Team stepped up again during 2021. We produced solid Earnings and performance results, while investing in expanding our geographic footprint and increasing our market presence, along with deepening our Commercial & Retail Bank teams, and repositioning our Residential Mortgage Lending business.

During the 4th quarter, we generated Net Earnings of $4.5 million, which equates to 68 cents per share, with a corresponding ROA and ROE of 1.29%, and 14.5%, respectively.

Full year 2021 Earnings were $18.5 million, resulting in an ROA of 1.26% and ROE of 15.58%.

Loans grew by $90 million during Q4 as a result of adding new customers and expanding existing relationships.

Sequential, quarter over quarter earnings increased by $1.9 million after adjusting for the $1.5 million impact from the gain on the sale of the Columbiana County branches in Q3.

Our full year and Q4 results include losses from Mortgage Banking activities of $2.5 million, and $769 thousand respectively. Mortgage lending operating results are reported on a “flow” or salable loan basis only, not including interest income earned resulting from mortgage loans placed in our Mortgage loan portfolio and serviced by us.

Our 2022 objective is for the repositioned Retail focused mortgage business to begin contributing to earnings on a flow (salable) loan basis as well as from interest earned on Portfolio loans. We have successfully recruited experienced retail mortgage originators with the objective of increasing loan volumes, including salable loans.

Our Commercial and Retail Banking businesses, which we consider our Core businesses, continue to perform well.  We are having good success adding quality new business and customers. For nearly a decade, and since our recap of the former Central Federal Corp., our CF Leadership Team has demonstrated its ability to consistently deliver growth rates superior to our peers while maintaining strong credit quality.

With our significantly deepened teams with added business development and lending horsepower, plus our expanding footprint with the addition of Indianapolis as our fourth major metro market, CFBank is ready to continue to build upon its previous successes in 2022.”

Robert E. Hoeweler, Chairman of the Board, added: “The CF Team has once again shown its ability to be nimble in the face of dramatic changes in the economy in our diverse major metropolitan markets. We continue to add quality to the Team as we grow. We have been recognized as a Small Cap All-Star performer by Piper Sandler for 3 consecutive years and by Bank Director as #4 in Performance and #2 in Growth Strategy. This national recognition we have received speaks to the success of the Team CF has built. We look forward to the opportunities that will present to the Bank in 2022.”

We are just Revving Up!

Overview of Results

Net income for the three months ended December 31, 2021 totaled $4.5 million (or $0.68 per diluted common share) compared to net income of $4.1 million (or $0.61 per diluted common share) for the three months ended September 30, 2021 and net income of $7.3 million (or $1.11 per diluted common share) for the three months ended December 31, 2020.

Net income for the year ended December 31, 2021 totaled $18.5 million (or $2.77 per diluted common share) compared to net income of $29.6 million (or $4.47 per diluted common share) for the year ended December 31, 2020.  The decrease in net income was primarily the result of decreased margins and volumes on Direct to Consumer (DTC) residential mortgage loans, partially offset by an increase in net interest income and reductions in the provision for loan and lease losses and other noninterest expense.

Net Interest Income and Net Interest Margin

Net interest income totaled $11.0 million for the quarter ended December 31, 2021 and increased $556,000, or 5.3%, compared to $10.4 million in the prior quarter, and increased $2.7 million, or 32.8%, compared to $8.3 million in the fourth quarter of 2020.  The increase in net interest income compared to the prior quarter was primarily due to a $424,000, or 3.3%, increase in interest income, coupled with a $132,000, or 5.8%, decrease in interest expense.  The increase in interest income was primarily attributed to a $8.2 million, or 0.6%, increase in average interest-earning assets outstanding, coupled with a

10bps increase in average yield on interest-earning assets.  The decrease in interest expense was attributed to a 5bps decrease in the average cost of funds on interest-bearing liabilities, partially offset by a $3.8 million, or 0.4%, increase in average interest-bearing liabilities.  The net interest margin of 3.36% for the quarter ended December 31, 2021 increased 15bps compared to the net interest margin of 3.21% for the prior quarter.

The increase in net interest income compared to the fourth quarter of 2020 was primarily due to a $1.2 million, or 9.8%, increase in interest income and a $1.5 million, or 41.6%, decrease in interest expense.  The increase in interest income was primarily attributed to a 43bps increase in average yield on interest-earning assets, partially offset by a $25.3 million, or 1.9%, decrease in average interest-earning assets outstanding, resulting primarily from a decrease in loans held for sale. The decrease in interest expense was attributed to a 47bps decrease in the average cost of funds on interest-bearing liabilities, coupled with a $109.4 million, or 10.0%, decrease in average interest-bearing liabilities.  The net interest margin of 3.36% for the quarter ended December 31, 2021 increased 88bps compared to the net interest margin of 2.48% for the fourth quarter of 2020.

Noninterest Income

Noninterest income for the quarter ended December 31, 2021 totaled $1.4 million and decreased $695,000, or 33.5%, compared to $2.1 million for the prior quarter.  The decrease was primarily due to a $1.9 million decrease in the gain on the sale of deposits in the third quarter, partially offset by an $836,000 increase in net gain on sales of residential mortgage loans, and a $286,000 increase in the net gain on sales of SBA loans.  The net gain on sale of deposits in the third quarter was a result of the sale of CFBank’s two Columbiana County branches.  The increase in the net gain on sales of residential mortgages was primarily driven by reduced early payoff fee expense during the fourth quarter.

Noninterest income for the quarter ended December 31, 2021 decreased $11.9 million, or 89.6%, compared to $13.3 million for the quarter ended December 31, 2020.  The decrease was primarily due to a $12.2 million decrease in net gain on sale of residential mortgage loans.  The decrease in the net gain on sale of residential mortgage loans was primarily a result of decreased volumes and margins on DTC residential mortgage loans.

The following table represents the notional amount of loans sold during the three months ended December 31, 2021, September 30, 2021, and December 31, 2020 (in thousands).

	Three Months ended
	December 31, 2021	September 30, 2021	December 31, 2020
Notional amount of loans sold	$130,407	$498,968	$2,229,042

The following table represents the revenue recognized on mortgage activities for the three months ended December  31, 2021, September 30, 2021, and December 31, 2020 (in thousands).

	Three Months ended
	December 31, 2021	September 30, 2021	December 31, 2020
Gain on loans sold	$1,025	$6,415	$61,147
Gain (loss) from change in fair value of loans held-for-sale	(567)	(1,916)	7,046
Gain (loss) from change in fair value of derivatives	110	(4,767)	(9,895)
	$568	$(268)	$58,298

Noninterest Expense

Noninterest expense for the quarter ended December 31, 2021 totaled $6.8 million and decreased $633,000, or 8.5%, compared to $7.4 million for the prior quarter.  The decrease in noninterest expense was primarily due to a $712,000 decrease in salaries and employee benefits, and a $333,000 decrease in FDIC Premiums, partially offset by a $444,000 increase in advertising and marketing expense.  The decrease in salaries and employee benefits was primarily the result of the repositioning of our mortgage lending business from a national DTC model to a more retail and regionally focused loan origination model.

Noninterest expense for the quarter ended December 31, 2021 decreased $4.5 million, or 40.0%, compared to $11.3 million for the quarter ended December  31, 2020.  The decrease in noninterest expense was primarily due to a $1.8 million decrease in salaries and employee benefits,  a $1.2 million decrease in other noninterest expense, a $999,000 decrease in advertising and marketing expense, and a $732,000 decrease in professional fee expense. The decreases in salaries and employee benefits expense, advertising and marketing expense, and professional fee expense were primarily the result of the repositioning of our mortgage lending business as previously disclosed. The decrease in other noninterest expense was primarily due to increased amortization of a historic tax credit investment in the fourth quarter of 2020.

Income Tax Expense

Income tax expense was $1.1 million for the quarter ended December 31, 2021 (effective tax rate of 19.6%), compared to $985,000 for the prior quarter (effective tax rate of 19.5%) and $861,000 for the quarter ended December 31, 2020 (effective tax rate of 10.5%). The effective tax rate for the quarter ended December 31, 2020 was favorably impacted by the recognition of approximately $1.0 million of historical tax credits.

Loans and Loans Held For Sale

Net loans and leases totaled $1.2 billion and increased $90.4 million, or 8.0%, from the prior quarter and increased $318.8 million, or 35.6%, from December 31, 2020.  The increase in net loans during the quarter was primarily due to a  $57.8 million increase in single-family residential loan balances and a $43.3 million increase in commercial loan balances, partially offset by a $12.0 million decrease in multi-family loan balances.  The increases in the aforementioned loan balances were related to increased sales activity and new relationships.

The increase in total loans from December 31, 2020 was primarily due to  a  $198.9 million increase in single-family residential loan balances, an  $82.5 million increase in commercial real estate loan balances, a $31.4 million increase in multi-family loan balances, a $2.9 million increase in construction loans balances, and a $2.9 million increase in consumer loan balances, partially offset by a $1.4 million decrease in commercial loan balances.  The increases in the aforementioned loan balances were related to increased sales activity and new relationships.   The decrease in commercial loan balances was primarily the result of PPP loan repayments of $104.8 million, partially offset by new and increased relationships.

The following table presents the recorded investment in loans and leases for certain non-owner-occupied loan types ($ in thousands).

	December 31, 2021	September 30, 2021
Construction - 1-4 family	$24,660	$17,717
Construction - Multi-family	54,165	58,139
Construction - Non-residential	34,183	29,609
Hotel/Motel	17,118	20,357
Industrial / Warehouse	28,133	35,821
Land/Land Development	22,579	25,027
Medical/Healthcare/Senior Housing	5,213	5,280
Multi-family	68,591	82,452
Office	41,513	43,421
Retail	30,540	32,453
Other	$58,955	$57,793

Asset Quality

Nonaccrual loans were $1.0 million, or 0.08% of total loans at December  31, 2021, a decrease of $14,000 from nonaccrual loans of $1.0 million at September 30, 2021 and an increase of $302,000 from nonaccrual loans of $695,000 at December 31, 2020.  Loans past due more than 30 days totaled $3.6 million at December  31, 2021, compared to  $2.1 million at September 30, 2021 and $2.2 million at December 31, 2020.

The allowance for loan and lease losses totaled $15.5 million at December 31, 2021 compared to $15.5 million at September 30, 2021, and $17.0 million at December 31, 2020.  The ratio of the ALLL to total loans was 1.26% at December 31, 2021, compared to 1.36% at September 30, 2021, and 1.87% at December 31, 2020.

The provision for loan and lease losses expense for the quarter ended December 31, 2021 was $0 compared to $0 for the prior quarter and $2.0 million for the quarter ended December 31, 2020.  Net recoveries for the quarter ended December 31, 2021 totaled $21,000 compared to net charge-offs of $8,000 for the prior quarter and net charge-offs of $510,000 for the quarter ended December 31, 2020.

Deposits

Deposits totaled $1.2 billion at December 31, 2021, an increase of $89.6 million, or 7.7%, when compared to $1.2 billion at September 30, 2021, and an increase of $133.3 million, or 12.0%, when compared to $1.1 billion at December 31, 2020.   The increase when compared to the prior quarter end is primarily due to  a  $37.9 million increase in checking account balances, a $28.5 million increase in certificate of deposit account balances,  a  $23.1 million increase in money market account balance, and a $108,000 increase in savings account balances.  The increase when compared to December  31, 2020 is primarily due to a $137.4 million increase in checking account balances, a $26.1 million increase in certificate of deposit account balances, partially offset by a $14.7 million decrease in money market account balances, and a $15.5  million decrease in savings account balances.  Noninterest-bearing deposit accounts increased $41.7 million to $284.9 million from $243.2 million at September 30, 2021, and increased $86.2 million from $198.7 million at December 31, 2020.

Borrowings

FHLB advances and other debt totaled $89.7 million at December 31, 2021, an increase of $48.5 million when compared to $41.2 million at September 30, 2021. The increase was primarily due to a $45.0 million increase in FHLB advances and a $3.5 million increase in the holding company line of credit facility.

Capital

Stockholders’ equity totaled $125.3 million at December 31, 2021, an increase of $2.1 million, or 1.8%, from $123.2 million at September 30, 2021. Stockholders’ equity increased $15.1 million, or 13.7% from $110.2 million at December 31, 2020.  The increase in total stockholders’ equity during the three and twelve months ended December 31 2021 was primarily attributed to net income, partially offset by share repurchases.

About CF Bankshares Inc. and CFBank

CF Bankshares Inc. (the Company) is a holding company that owns 100% of the stock of CFBank, National Association (CFBank). CFBank is a nationally chartered boutique Commercial bank operating primarily in Four (4) Major Metro Markets: Columbus, Cleveland, and Cincinnati, Ohio, and Indianapolis, Indiana. The current Leadership Team and Board recapitalized the Company and CFBank in 2012 during the financial crisis, repositioning CFBank as a full-service Commercial Bank model. Since the 2012 recapitalization, CFBank has achieved a CAGR of nearly 25%.

CFBank focuses on serving the financial needs of closely held businesses and entrepreneurs, by providing comprehensive Commercial, Retail, and Mortgage Lending services presence. In all regional markets, CFBank provides commercial loans and equipment leases, commercial and residential real estate loans and treasury management depository services, residential mortgage lending, and full-service commercial and retail banking services and products.  CFBank is differentiated by our penchant for individualized service coupled with direct customer access to decision-makers, and ease of doing business. CFBank matches the sophistication of much larger banks, without the bureaucracy.

CFBank has been recognized as among the Top 200 Publicly Traded Community Banks by American Banker, and in addition, as a Small Cap All-Star performer by Piper Sandler in 2021, 2020, and 2019. CFBank is the only Ohio-based bank and 1 of only 4 banks in the country that have achieved this award for the past 3 consecutive years. In addition, CFBank has been ranked #4 in Performance and #2 in Growth Strategy by Bank Director.

Additional information about the Company and CFBank is available at www.CF.Bank

Use of Non-GAAP Financial Measures

This earnings release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP).  Management uses these "non-GAAP" financial measures in its analysis of the Company’s performance and believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers.  These disclosures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.  Non-GAAP financial measures included in this earnings release include Pre-Provision, Pre-Tax Net Revenue (PPNR),  PPNR Return on Average Assets and PPNR Return on Average Equity.  A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is included at the end of this earnings release under the heading "GAAP TO NON-GAAP RECONCILIATION."

FORWARD LOOKING STATEMENTS

This press release and other materials we have filed or may file with the Securities and Exchange Commission (“SEC”) contain or may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Reform Act of 1995, which are made in good faith by us.  Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of CF Bankshares Inc. or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements, including, without limitation, impacts from the ongoing COVID-19 pandemic on local, national and global economic conditions in general and on our industry and business in particular, including adverse impacts on our customer’s operations, financial condition and ability to repay loans, changes in interest rates or disruptions in the mortgage market, and the effects of various governmental responses to the pandemic, including stimulus packages and programs, and those additional risks detailed from time to time in our reports filed with the SEC, including those identified in “Item 1A.  Risk Factors” of Part I of our Annual Report on Form 10-K filed with SEC for the year ended December 31, 2020, as supplemented by the risk factor set forth in “Item 1A. Risk Factors” of Part II of our Quarterly Report on Form 10-Q filed with the SEC for the quarterly period ended September 30, 2021.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  We believe that we have chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this press release speak only as of the date hereof.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Income
($ in thousands, except share data)
(unaudited)	Three months ended			Year ended
	December 31,			December 31,
	2021	2020	% change	2021	2020	% change
Total interest income	$13,127	$11,955	10%	$52,348	$42,386	24%
Total interest expense	2,158	3,694	-42%	10,309	14,578	-29%
Net interest income	10,969	8,261	33%	42,039	27,808	51%

Provision for loan and lease losses	-	2,040	n/m	(1,600)	10,915	n/m
Net interest income after provision for loan and lease losses	10,969	6,221	76%	43,639	16,893	158%

Noninterest income
Service charges on deposit accounts	233	182	28%	845	633	33%
Net gain on sales of residential mortgage loans	568	12,810	-96%	5,916	58,298	-90%
Net gain on sale of SBA loans	285	-	n/m	1,443	68	n/m
Swap fee income	12	216	n/m	194	651	-70%
Gain on redemption of life insurance	-	-	n/m	383	-	n/m
Gain on sale of deposits	-	-	n/m	1,893	-	n/m
Other	284	109	161%	966	343	182%
Noninterest income	1,382	13,317	-90%	11,640	59,993	-81%

Noninterest expense
Salaries and employee benefits	3,538	5,340	-34%	16,948	21,987	-23%
Occupancy and equipment	285	323	-12%	1,120	1,077	4%
Data processing	506	504	0%	2,086	1,812	15%
Franchise and other taxes	252	197	28%	975	740	32%
Professional fees	793	1,525	-48%	4,348	5,070	-14%
Director fees	156	135	16%	622	648	-4%
Postage, printing, and supplies	26	37	-30%	146	172	-15%
Advertising and marketing	489	1,488	-67%	3,061	5,624	-46%
Telephone	72	54	33%	263	219	20%
Loan expenses	165	70	136%	352	304	16%
Depreciation	124	103	20%	435	381	14%
FDIC premiums	143	147	-3%	1,238	588	111%
Regulatory assessment	65	45	44%	261	181	44%
Other insurance	45	27	67%	158	106	49%
Other	137	1,334	-90%	448	1,694	-74%
Noninterest expense	6,796	11,329	-40%	32,461	40,603	-20%

Income before income taxes	5,555	8,209	-32%	22,818	36,283	-37%
Income tax expense	1,088	861	26%	4,365	6,675	-35%
Net Income	4,467	7,348	-39%	$18,453	$29,608	-38%
Earnings allocated to participating securities (Series C preferred stock)	-	-	n/m	-	(2,280)	n/m
Net Income attributable to common stockholders	$4,467	$7,348	-39%	$18,453	$27,328	-32%

Share Data
Basic earnings per common share	$0.69	$1.13		$2.84	$4.53
Diluted earnings per common share	$0.68	$1.11		$2.77	$4.47

Average common shares outstanding - basic	6,448,896	6,517,248		6,508,156	6,029,097
Average common shares outstanding - diluted	6,585,511	6,617,254		6,650,447	6,106,987

n/m - not meaningful

Consolidated Statements of Financial Condition

($ in thousands)	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,
(unaudited)	2021	2021	2021	2021	2020
Assets
Cash and cash equivalents	$166,591	$68,161	$134,321	$125,814	$221,594
Interest-bearing deposits in other financial institutions	100	100	100	100	100
Securities available for sale	16,347	17,128	17,661	9,738	8,701
Equity Securities	5,000	5,000	5,000	5,000	5,000
Loans held for sale	27,988	77,946	254,327	430,453	283,165
Loans and leases	1,229,657	1,139,199	1,016,972	983,888	912,366
Less allowance for loan and lease losses	(15,508)	(15,487)	(15,495)	(17,086)	(17,022)
Loans and leases, net	1,214,149	1,123,712	1,001,477	966,802	895,344
FHLB and FRB stock	7,315	6,475	6,164	6,164	5,847
Premises and equipment, net	5,869	3,944	3,765	3,769	3,730
Other assets held for sale	-	-	29,308	-	-
Operating lease right of use assets	1,925	1,462	1,584	1,537	1,387
Bank owned life insurance	25,743	25,582	25,439	25,302	17,490
Accrued interest receivable and other assets	24,562	25,446	28,635	29,958	34,637
Total assets	$1,495,589	$1,354,956	$1,507,781	$1,604,637	$1,476,995

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$284,935	$243,153	$249,557	$216,935	$198,675
Interest bearing	961,417	913,637	922,312	1,103,445	914,395
Total deposits	1,246,352	1,156,790	1,171,869	1,320,380	1,113,070
FHLB advances and other debt	89,727	41,218	74,290	137,894	214,426
Advances by borrowers for taxes and insurance	2,752	1,756	1,412	921	1,029
Operating lease liabilities	2,032	1,578	1,709	1,672	1,532
Other liabilities held for sale	-	-	107,229	-	-
Accrued interest payable and other liabilities	14,513	15,571	16,549	12,265	21,884
Subordinated debentures	14,883	14,874	14,864	14,854	14,844
Total liabilities	1,370,259	1,231,787	1,387,922	1,487,986	1,366,785

Stockholders' equity	125,330	123,169	119,859	116,651	110,210
Total liabilities and stockholders' equity	$1,495,589	$1,354,956	$1,507,781	$1,604,637	$1,476,995

Average Balance Sheet and Yield Analysis

	For Three Months Ended
	December 31, 2021			September 30, 2021			December 31, 2020
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate
	(Dollars in thousands)
Interest-earning assets:
Securities (1) (2)	$21,768	$227	4.18%	$22,312	$230	4.13%	$9,549	$36	1.53%
Loans held for sale	47,523	225	1.89%	174,298	1,008	2.31%	342,105	2,312	2.70%
Loans and leases (3)	1,158,355	12,579	4.34%	1,049,570	11,389	4.34%	872,950	9,524	4.36%
Other earning assets	71,647	29	0.16%	45,174	21	0.19%	100,883	29	0.11%
FHLB and FRB stock	6,520	67	4.11%	6,221	55	3.54%	5,673	54	3.81%
Total interest-earning assets	1,305,813	13,127	4.02%	1,297,575	12,703	3.92%	1,331,160	11,955	3.59%
Noninterest-earning assets	75,345			81,674			64,251
Total assets	$1,381,158			$1,379,249			$1,395,411

Interest-bearing liabilities:
Deposits	$924,453	1,632	0.71%	$912,533	1,777	0.78%	$883,612	2,791	1.26%
FHLB advances and other borrowings	59,782	526	3.52%	67,853	513	3.02%	210,069	903	1.72%
Total interest-bearing liabilities	984,235	2,158	0.88%	980,386	2,290	0.93%	1,093,681	3,694	1.35%

Noninterest-bearing liabilities	273,691			277,469			196,447
Total liabilities	1,257,926			1,257,855			1,290,128

Equity	123,232			121,394			105,283
Total liabilities and equity	$1,381,158			$1,379,249			$1,395,411

Net interest-earning assets	$321,578			$317,189			$237,479
Net interest income/interest rate spread		$10,969	3.14%		$10,413	2.99%		$8,261	2.24%
Net interest margin			3.36%			3.21%			2.48%
Average interest-earning assets
to average interest-bearing liabilities	132.67%			132.35%			121.71%

(1)	Average balance is computed using the carrying value of securities. Average yield is computed using the historical amortized cost average balance for available for sale securities.
(2)	Average yields and interest earned are stated on a fully taxable equivalent basis.
(3)	Average balance is computed using the recorded investment in loans net of the ALLL and includes nonperforming loans.

Consolidated Financial Highlights
	At or for the three months ended					At or for the year ended
($ in thousands except per share data)	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,	December 31,
(unaudited)	2021	2021	2021	2021	2020	2021	2020
Earnings and Dividends
Net interest income	$10,969	$10,413	$11,040	$9,617	$8,261	$42,039	$27,808
Provision for loan and lease losses	$-	$-	$(1,600)	$-	$2,040	$(1,600)	$10,915
Noninterest income	$1,382	$2,077	$951	$7,230	$13,317	$11,640	$59,993
Noninterest expense	$6,796	$7,429	$9,267	$8,969	$11,329	$32,461	$40,603
Net Income	$4,467	$4,076	$3,489	$6,421	$7,348	$18,453	$29,608
Basic earnings per common share	$0.69	$0.63	$0.53	$0.98	$1.13	$2.84	$4.53
Diluted earnings per common share	$0.68	$0.61	$0.52	$0.96	$1.11	$2.77	$4.47
Dividends declared per share	$0.04	$0.03	$0.03	$0.03	$0.03	$0.13	$0.03

Performance Ratios (annualized)
Return on average assets	1.29%	1.18%	0.88%	1.70%	2.11%	1.26%	2.59%
Return on average equity	14.50%	13.43%	12.02%	22.73%	27.92%	15.58%	32.04%
Average yield on interest-earning assets	4.02%	3.92%	3.65%	3.60%	3.59%	3.79%	3.89%
Average rate paid on interest-bearing liabilities	0.88%	0.93%	0.87%	1.10%	1.35%	0.95%	1.64%
Average interest rate spread	3.14%	2.99%	2.78%	2.50%	2.24%	2.84%	2.25%
Net interest margin, fully taxable equivalent	3.36%	3.21%	2.95%	2.69%	2.48%	3.04%	2.55%
Efficiency ratio	55.02%	59.48%	77.28%	53.24%	52.50%	60.47%	46.24%
Noninterest expense to average assets	1.97%	2.15%	2.35%	2.38%	3.25%	2.22%	3.55%

Capital
Tier 1 capital leverage ratio (1)	11.29%	11.04%	9.72%	9.37%	9.74%	11.29%	9.74%
Total risk-based capital ratio (1)	14.02%	14.22%	14.10%	13.18%	14.31%	14.02%	14.31%
Tier 1 risk-based capital ratio (1)	12.77%	12.97%	12.85%	11.92%	13.05%	12.77%	13.05%
Common equity tier 1 capital to risk weighted assets (1)	12.77%	12.97%	12.85%	11.92%	13.05%	12.77%	13.05%
Equity to total assets at end of period	8.38%	9.09%	7.95%	7.27%	7.46%	8.38%	7.46%
Book value per common share	$19.28	$18.69	$18.07	$17.55	$16.79	$19.28	$16.79
Tangible book value per common share	$19.28	$18.69	$18.07	$17.55	$16.79	$19.28	$16.79
Period-end market value per common share	$20.53	$20.45	$19.48	$19.96	$17.69	$20.53	$17.69
Period-end common shares outstanding	6,500,248	6,588,343	6,631,589	6,645,956	6,564,304	6,500,248	6,564,304
Average basic common shares outstanding	6,448,896	6,510,504	6,536,422	6,537,751	6,517,248	6,508,156	6,029,097
Average diluted common shares outstanding	6,585,511	6,657,250	6,689,253	6,670,591	6,617,254	6,650,447	6,106,987

Asset Quality
Nonperforming loans	$997	$1,011	$327	$641	$695	$997	$695
Nonperforming loans to total loans	0.08%	0.09%	0.03%	0.07%	0.08%	0.08%	0.08%
Nonperforming assets to total assets	0.07%	0.07%	0.02%	0.04%	0.05%	0.07%	0.05%
Allowance for loan and lease losses to total loans	1.26%	1.36%	1.52%	1.74%	1.87%	1.26%	1.87%
Allowance for loan and lease losses to nonperforming loans	1555.47%	1531.85%	4738.53%	2665.52%	2449.21%	1555.47%	2449.21%
Net charge-offs (recoveries)	$(21)	$8	$(9)	$(64)	$510	$(86)	$1,031
Annualized net charge-offs (recoveries) to average loans	(0.01%)	0.00%	0.00%	(0.03%)	0.23%	(0.01%)	0.13%

Average Balances
Loans	$1,173,853	$1,065,069	$1,023,152	$931,323	$889,460	$1,048,349	$809,374
Assets	$1,381,158	$1,379,249	$1,576,953	$1,507,362	$1,395,411	$1,461,180	$1,145,088
Stockholders' equity	$123,232	$121,394	$116,117	$112,978	$105,283	$118,430	$92,402

(1)  Regulatory capital ratios of CFBank

GAAP TO NON-GAAP RECONCILIATION

This press release contains certain non-GAAP disclosures for: (1) PPNR,  (2) PPNR return on average assets and (3) PPNR return on average equity.  The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operations performance and to enhance investors’ overall understanding of such financial performance.  In particular, the use of PPNR is prevalent among banking regulators, investors, and analysts.  Accordingly, we disclose the non-GAAP measures in addition to the related GAAP measures of: (1) net earnings (2) return on average assets and (3) return on average equity.

The table below presents the reconciliation of these GAAP financial measures to the related non-GAAP financial measures:

Pre-provision, pre-tax net revenue ("PPNR"),
PPNR Return on Average Assets and PPNR Return on Average Equity

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2021	2021	2020	2021	2020
Net income	$4,467	$4,076	$7,348	$18,453	$29,608
Add: Provision for credit losses	-	-	2,040	(1,600)	10,915
Add: Income tax expense	1,088	985	861	4,365	6,675
Pre-provision, pre-tax net revenue	$5,555	$5,061	$10,249	$21,218	$47,198

Average Assets	$1,381,158	$1,379,249	$1,395,411	$1,461,180	$1,145,088
Average Stockholders' Equity	$123,232	$121,394	$105,283	$118,430	$92,402

Return on average assets (1)	1.29%	1.18%	2.11%	1.26%	2.59%
PPNR return on average assets (2)	1.61%	1.47%	2.94%	1.45%	4.12%

Return on average equity (3)	14.50%	13.43%	27.92%	15.58%	32.04%
PPNR return on average equity (4)	18.03%	16.68%	38.94%	17.92%	51.08%

(1) Annualized net income divided by average assets
(2) Annualized PPNR divided by average assets
(3) Annualized net income divided by average stockholders' equity
(4) Annualized PPNR divided by average stockholders' equity